Exhibit 6.6

ASSIGNMENT OF DEED OF TRUST

FOR VALUE RECEIVED (in the amount of $96,000.00), the undersigned, Julio G. Macedo, an Unmarried Man , ("ASSIGNOR/GRANTOR"), hereby grants, conveys, assigns to American Diversified Energy LLC, a Delaware Limited Liability Company, ("ASSIGNEE/GRANTEE") an undivided 40.00% beneficial interest as of June 30, 2017 under that certain Deed of Trust with Assignment of Rents, dated May 9, 2017 and executed by Max Harper Lake, LLC, a Nevada Limited Liability Company,, Trustor(s) to: Julio G. Macedo, an Unmarried Man as original Beneficiary, and certain instrument recorded 05/12/2017, in BOOK: n/a, Page: n/a, and Instrument No.: 2017-0197391, in the Official Records of San Bernardino County, in State of California, given to secure a certain Promissory Note in the amount of $266,000.00 covering property legally described as:

Lots 1 and 2 of the Northwest 1/4 and the North 1/2 of Lot 1 of Southwest 1/4 and Lot 2 of the Southwest 1/4, all in Section 31, Township 11 North, Range 4 West, San Bernardino Meridian, in the County of San Bernardino, State of California, according to the Official Plat thereof.

Commonly known as: 305 Acres of Vacant Land in San Bernardino County, CA.

TOGETHER with the note or notes therein described and secured thereby, the money due and to become due thereon, with interest, all rights accrued or to accrue under said Mortgage including the right to have reconveyed. in whole or in part, the real property described therein.

Note: Upon the execution of this Assignment, the Assignor herein shall still hold an undivided 60.00% of the beneficial interest in the above mentioned Deed of Trust and Note.

Dated: June 28, 2018

/s/ Julio G. Macedo
Julio G. Macedo

1

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
)
COUNTY OF ORANGE	)

On 6/28/2018 before me, Jonathan Patrick, Notary Public, personally appeared Julio G. Macedo who proved tome on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature: /s/ Jonathan Patrick

[SEAL]

My Commission Expires March 20, 2021